Exhibit 99.1

SKECHERS ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

LOS ANGELES – December 20, 2021 – Skechers USA, Inc. (NYSE:SKX), The Comfort Technology Company™, announced today that Zulema Garcia has been named to its Board of Directors and appointed to serve on the Company’s Audit Committee. In addition, the Company announced that four current members – Jeffrey Greenberg, Geyer Kosinski, Richard Rappaport and Tom Walsh – have resigned from the Board, bringing the total number of directors to seven. The resignations were not the result of any disagreement with the Company or any of its affiliates on any matter relating to the Company's operations, strategy, policies or practices.

Zulema Garcia is the Senior Vice-President of Internal Audit at Herbalife Nutrition, a global nutrition company. Prior to joining Herbalife in October 2019, she was an audit partner at KPMG LLP, where she spent 24 years, most recently serving as the Deputy Professional Practice Partner of the South Region (Audit) KPMG One Americas and also served as an Audit Quality Support Partner and Diversity Co-Partner Champion (Audit). Ms. Garcia currently serves on the Board of Trustees of Mount St. Mary’s University and the Board of Directors of The Boys & Girls Clubs of Metro Los Angeles.

“Thoughtfully considering all areas of our business – including our Board of Directors – is essential to the ongoing execution of our strategic plans and maintaining our position as a competitive force in this industry,” began Robert Greenberg, Skechers chief executive officer and chairman of the board. “Zulema’s wealth of experience both at a global consumer goods company and at one of the world’s leading accounting firms will provide Skechers a welcome viewpoint as we work to drive continued success for Skechers.”

Robert Greenberg continued: “Since Skechers was founded nearly 30 years ago and went public in 1999, we have grown into the third largest athletic lifestyle footwear company in the world.

We greatly appreciate the many years of valuable insight and expertise the resigning Board members have contributed to Skechers. As we move forward, we believe the fresh perspective of Zulema, as well as that of future members, will further diversify and complement our Board.”

The Skechers Board of Directors is now comprised of Skechers founder, chairman and chief executive officer Robert Greenberg, Skechers president Michael Greenberg, Skechers chief operating officer David Weinberg, as well as independent members Katherine Blair, Morton Erlich, Zulema Garcia, and Richard Siskind.

About SKECHERS USA, Inc.

Skechers, The Comfort Technology Company based in Southern California, designs, develops and markets a diverse range of lifestyle and performance footwear, apparel and accessories for men, women and children. The Company’s collections are available in the United States and over 170 countries and territories via department and specialty stores, and direct to consumers through 4,170 Company- and third-party-owned retail stores and e-commerce websites. The Company manages its international business through a network of global distributors, joint venture partners in Asia, Israel and Mexico, and wholly-owned subsidiaries in Canada, Japan, India, Europe and Latin America. For more information, please visit about.skechers.com and follow us on Facebook, Instagram, Twitter, and TikTok.

This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may include, without limitation, Skechers’ future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion, opening of new stores and additional expenditures, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include the disruption of business and operations due to the COVID-19 pandemic; delays or disruptions in our supply chain; international economic, political and market conditions including the challenging consumer retail markets in the United States; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers, especially in the highly competitive performance footwear market; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in Skechers’ annual report on Form 10-K for the year ended December 31, 2020 and its quarterly report on Form 10-Q for the three months ended September 30, 2021. More specifically, the COVID-19 pandemic has had and is currently having a significant impact on Skechers’ business, financial conditions, cash flow and results of operations. Forward-looking statements with respect to the COVID-19 pandemic include, without limitation, Skechers’ plans in response to this pandemic. At this time, there is significant uncertainty about the COVID-19 pandemic, including without limitation, (i) the duration and extent of the impact of the pandemic, (ii) governmental responses to the pandemic, including how such responses could impact Skechers’ business and operations, as well as the operations of its factories and other business partners, (iii) the effectiveness of Skechers’ actions taken in response to these risks, and (iv) Skechers’ ability to effectively and timely adjust its plans in response to the rapidly changing retail and economic environment. Taking these and other risk factors associated with the COVID-19 pandemic into consideration, the dynamic nature of these circumstances means that what is stated in this press release could change at any time, and as a result, actual results could differ materially from those contemplated by such forward-looking statements. The risks included here are not exhaustive. Skechers operates in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

Media Contact:

Jennifer Clay

SKECHERS USA, Inc.

jennc@skechers.com